EX-35.7
(logo) WELLS FARGO

Corporate Trust Services

MAC R1204-010
9062 01d Annapolis Road
Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380


Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036


RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill Lynch Trust 2013-C12 Commercial Mortgage Pass-Through Certificates Series 2013-C12


Per the Pooling and Servicing Agreement dated as of October 1, 2013 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2013 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


February 14,2014


/s/ Gail Vannest
GAIL VANNEST
Vice President


Wells Fargo Bank, N.A.